Exhibit 99.1

FOR IMMEDIATE RELEASE

Oct. 18, 2012 1:05 P.M. CST

Contact: Advanced BioEnergy Richard Peterson, CEO 763-226-2707 Richard.peterson@advancedbioenergy.com

Advanced BioEnergy to Sell Nebraska Ethanol Plant – South Dakota Operations to Continue

MPLS, Minn. – Advanced BioEnergy, LLC announced earlier this week its plans to sell its Fairmont, Neb., ethanol plant to Wichita-based Flint Hills Resources. The transaction is expected to close later this year, subject to regulatory approval; details of the transaction can be found in the company’s recent 8K filed with the Securities and Exchange Commission.

The Fairmont ethanol plant began production in October 2007. It has an annual capacity of over 115 million gallons, produces more than 320,000 tons of dried distillers grains each year and over 18 million pounds of non-food grade corn oil. The plant employs approximately 50 people.

The company believes the transaction will be beneficial to all parties including its more than 1,200 unit holders. Concurrently with closing, Advanced BioEnergy will settle the remainder of the debt held at ABE Fairmont, LLC. The company will continue to operate its plants located in Aberdeen and Huron, South Dakota. The total production capacity of the South Dakota operations is approximately 85 million gallons per year.

“The transaction with Flint Hills Resources represents a milestone for our company and demonstrates our continued dedication to creating value for our unit holders even in the most challenging environments,” said Scott Brittenham, Chairman of the Board of Advanced BioEnergy. “We will continue to work toward increasing value for our unit holders through improving operational efficiencies and product innovation at our South Dakota plants.”

The company has focused its efforts in South Dakota on yield improvement initiatives over the past year in addition to the deployment of non-food grade corn oil extraction at its Aberdeen, South Dakota plant.

Once the sale of the Fairmont, NE plant is completed later this year, Advanced BioEnergy will continue to evaluate the best course for the remainder of its operations in South Dakota. While immediate plans are to continue operations of its two ethanol plants in Huron and Aberdeen, South Dakota, the company continues to weigh its options in the face of a challenging margin environment for ethanol.

About Advanced BioEnergy, LLC

Advanced BioEnergy, LLC (ABE) is headquartered in Bloomington, MN. Its business consists of producing ethanol and co-products including wet, modified and dried distillers grains, and non-food grade corn oil. It currently has an ethanol production capacity of approximately 200 million gallons per year. It operates a 115 million gallon per year production facility in Fairmont, Nebraska (opened November 2007); a 32 million gallon per year production facility in Huron, South Dakota (opened September 1999); and two sister plants in Aberdeen, South Dakota with joint capacity of 53 million gallons per year. More information about ABE is available on the company’s website at www.advancedbioenergy.com and in its filings with the Securities and Exchange Commission (SEC) at www.sec.gov.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Advanced BioEnergy (ABE) may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which ABE competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the timely completion of this transaction, and other risks detailed in ABE’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ending September 30, 2011, as amended, and in the Company’s subsequent filings with the SEC. ABE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements herein expressly qualify all of ABE’s forward-looking statements. In addition, ABE is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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